Exhibit 10.8
July 20, 2025
Kris Rasmussen
Sent via email
Dear Kris:
This letter agreement amends and restates the offer letter between you and Figma, Inc. (the “Company”), dated April 4, 2017 (the “Prior Agreement”) effective July 20, 2025.
You will continue to work in the role of Chief Technology Officer, reporting to the Company’s Chief Executive Officer.
1.    Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
2.    Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
3.    Termination Benefits. You will continue to be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated July 20, 2025, attached to this offer letter as Exhibit A.
4.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Invention Assignment and Confidentiality Agreement by and between you and the Company.
5.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not, during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You have not brought with you to the Company, or may not use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
6.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
7.    General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.
8.    At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized member of the Company’s Board of Directors.
9.    Withholdings. All forms of compensation paid to you as an employee of the Company will be less all applicable withholdings.
10.    Arbitration and Class and Collective Action Waiver. To the fullest extent permitted by law, you and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company or the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision, and individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.) (“PAGA”), that: (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum. All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. This arbitration provision is entered into and is enforceable under the Federal Arbitration Act (the “FAA”) because both you and the Company are engaged in interstate commerce.
Notwithstanding the foregoing, nothing in this arbitration provision restricts: (w) your right to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class or collective action basis; (x) your right, if any, to file in court a non-individual, representative action under PAGA, if you have standing to pursue such an action and it is permitted under applicable law; (y) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (z) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the misappropriation of a party’s private, proprietary, confidential or trade secret information. To the extent a class or collective action or representative claim may not be waived, you and the Company agree to stay any such claims until after all claims subject to arbitration are fully resolved.
BY YOUR SIGNATURES BELOW, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS YOU/THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.
The arbitration will be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, will govern and apply to this arbitration provision. The JAMS rules may be found at https://www.jamsadr.com/rules-employment. You and the Company will follow the JAMS Rules applicable to initial filing fees, but in no event will you be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise will pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. You and the Company will each pay your own attorneys’ fees. The arbitrator must follow applicable law and may award only those remedies that would have applied had the matter been heard in court. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  A party’s right to review of the decision is limited to grounds provided under applicable law. The parties will have the right to conduct adequate civil discovery, obtain injunctive or equitable relief, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard will be resolved by the arbitrator.  Within 30 days after the arbitration hearing is concluded, either party may file a brief addressing the claims, defenses and proposed remedies.  The arbitration will be conducted in the JAMS location that is closest to your place of work. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this provision will be severable and will remain fully enforceable.
[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement. This letter will be governed by the laws of Nevada, without regard to its conflict of laws provisions.

Very truly yours,

FIGMA, INC.

/s/ Dylan Field
By: Dylan Field
Chief Executive Officer

ACCEPTED AND AGREED:

Kris Rasmussen

/s/ Kris Rasmussen
Signature

7/20/2025
Date
[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]